CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                COMPU-DAWN, INC.

                         (Pursuant to Section 242 of the
                      General Corporation Law of Delaware)

     COMPU-DAWN, INC., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation and to increase the number of Common Shares that the Corporation shall be authorized to issue.

     SECOND: Article I of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                                   "ARTICLE I

     The name of the corporation is "MyTurn.com, Inc." (hereinafter referred to as the "Corporation")."

     THIRD: Paragraph (a) of Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

     (a) The aggregate number of shares of stock which the Corporation shall have authority to issue is 61,000,000, of which 60,000,000 are shares of Common Stock, with a par value of $.01 per share, and 1,000,000 are shares of Preferred Stock, with a par value of $.01 per share."


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     FOURTH:  The foregoing  amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the President of the Corporation has hereunto set his hand to this Certificate this 20th day of January, 2000.

                                          COMPU-DAWN, INC.

                                          By: /s/  Paul K. Danner
                                             -----------------------
                                             Paul K. Danner
                                             Chief Executive Officer


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